Exhibit 23.3

Consent of iData Research Inc.

We, iData Research Inc. (“iData”), hereby consent to:

(1)	the use of and references to (i) the iData name and (ii) data and information obtained from the iData report titled “U.S. Market for Peripheral Vascular Devices and Accessories” published in February 2012, in the prospectus included in the registration statement on Form F-1 of Lombard Medical, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”); including, but not limited to, under the “Prospectus Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” sections;

(2)	The references to iData in the Registration Statement, namely to AAA (“Abdominal Aortic Aneurysm”) being the thirteenth leading cause of death in the United States, and the tenth leading cause of death in U.S. mean aged 65 years and older, the size of the estimated U.S. market for AAA, the approximate number of patients diagnosed with an AAA and the approximate percentage of mortalities related to AAAs in the U.S. may be used in the Registration Statement and any amendments thereto. Any other data from such iData reports in (1) need to receive a separate approval from iData in writing; and

(3)	the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our name, data and information in the Registration Statement as detailed in (1) above.

/s/ Kamran Zrimanian

on behalf of iData Research Inc.

iData Research Inc.

Reading, United Kingdom

March 10, 2014